Exhibit 5.1

[Letterhead of Suitter Axland]

March 14, 2005

Dreams, Inc.

2 South University Drive

Suite 325

Plantation, Florida 33324

Re:	Registration Statement on Form SB-2 (File No. 333-122385)

Gentlemen:

You have requested our opinion in connection with the public offering and sale pursuant to the above referenced Registration Statement (the “Registration Statement”) of Dreams, Inc., a Utah corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), of up to 123,348,120 shares (the “Shares”) of the common stock, no par value, of the Company (the “Common Stock”) which shares may be issued by the Company (i) upon exercise of subscription rights (the “Rights”) to be distributed by the Company to its stockholders of record on February 25, 2005 (the “Rights Offering”); or (ii) subsequent to the expiration of the stockholder exercise period for the Rights Offering, upon the subscription by members of the public for the purchase of Shares, to the extent such Shares are then available, in each case as set forth and described more fully in the Registration Statement.

We have reviewed copies of the Articles of Incorporation and Bylaws of the Company, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

Based upon and subject to the foregoing, it is our opinion that if the amendment to the Articles of Incorporation proposed by the Board of Directors is approved by the shareholders at the special meeting to be held on or about April 8, 2005, (i) the Rights will have been duly and validly authorized and issued and (ii) the Shares will have been duly and validly authorized and when sold, paid for and issued as contemplated by the Registration Statement, will be duly and validly issued and fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SUITTER AXLAND

/s/ FRANCIS H. SUITTER